Exhibit 2.45
Execution Version

Courtesy Translation
EQUITY INTEREST PLEDGE AGREEMENT
This Equity Interest Pledge Agreement (Contrato de Prenda Sobre Parte Social) is entered into on this 26 day of May, 2011 (this “Agreement”), by and between Satélites Mexicanos, S.A. de C.V., as pledgor (the “Pledgor”), and Wells Fargo Bank, National Association, not in its individual capacity but solely in its capacity as Collateral Trustee pursuant to the Collateral Trust Agreement (as such terms are defined below), on behalf and for the benefit of the Secured Parties (as defined below), as pledgee (in such capacity, together with its successors and assigns, the “Pledgee”), with the consent and acknowledgment of Enlaces Integra, S. de R.L. de C.V. (the “Company”), in accordance with the following Recitals, Representations and Warranties and Clauses. Capitalized terms used in this Agreement which are not otherwise defined herein, shall have the meaning ascribed to such terms in the Indenture (as defined below) or the Collateral Trust Agreement, as applicable.
Recitals
I. Original First Priority Mortgage. By means of public deed 37,729, dated November 30, 2006 granted before Mr. Erik Namur Campesino, Notary Public 94 for the Federal District, the Pledgor granted a first priority mortgage (the “Original First Priority Mortgage”) in favor of HSBC Bank USA, National Association, in its capacity as First Priority Collateral Trustee under that certain First Priority Collateral Trust Agreement for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement (as such terms are defined in the Original First Priority Mortgage), on substantially all of the assets of the Pledgor, including, without limitation, certain concessions to occupy geostationary orbital slots allocated to Mexico and exploit their respective associated frequency bands (jointly, the “Orbital Concessions”), a concession to use and exploit certain real estate properties and their fixtures where the Pledgor’s satellite control centers are located (the “Property Concession” and, jointly with the Orbital Concession, as amended, supplemented or modified from time to time, the “Existing Concessions”) (provided, that perfection of the Original First Priority Mortgage with respect to the Property Concession only was subject to obtaining the prior approval of the SCT(as defined below)), certain satellites property of the Pledgor (the “Existing Satellites”), all the fixed and movable property and equipment relating to the Existing Concessions, all accounts receivable, investment property, securities, stock, contracts, licenses, intellectual property and assets recorded on the books of the Pledgor. The Original First Priority Mortgage was recorded (i) with the Federal Telecommunications Registry of Mexico (the “Telecommunications Registry”) under record number 000366, dated February 26, 2007, and (ii) with the Public Registry of Commerce in the Federal District under commercial folio 226,109, dated March 15, 2007.

II. Original Second Priority Mortgage. By means of public deed 37,730, dated November 30, 2006 granted before Mr. Erik Namur Campesino, Notary Public 94 for the Federal District, the Pledgor granted a second priority mortgage (the “Original Second Priority Mortgage”) in favor of Wells Fargo Bank, National Association, in its capacity as Second Priority Collateral Trustee under that certain Second Priority Collateral Trust Agreement for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement (as such terms are defined in the Original Second Priority Mortgage), on substantially all of the assets of the Pledgor, including, without limitation, the Existing Concessions(provided, that perfection of the Original Second Priority Mortgage with respect to the Property Concession only was subject to obtaining the prior approval of the SCT), the Existing Satellites, all the fixed and movable property and equipment relating to the Existing Concessions, all accounts receivable, investment property, securities, stock, contracts, licenses, intellectual property and assets recorded on the books of the Pledgor. The Original Second Priority Mortgage was recorded (i) with the Telecommunications Registry under record number 000367, dated February 26, 2007 and (ii) with the Public Registry of Commerce in the Federal District under commercial folio number 226,109, dated March 15, 2007.
III. Escrow Indenture. Pursuant to the escrow indenture dated May 5, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Escrow Indenture”) entered into by and between Satmex Escrow, S.A. de C.V., as escrow issuer (the “Escrow Issuer”), and Wilmington Trust FSB, as trustee (the “Trustee”), Escrow Issuer agreed to issue senior secured notes due 2017, for a maximum principal amount of up to US$325,000,000.00 (three hundred and twenty five million Dollars 00/100), in accordance with the terms and subject to the conditions set forth in the Escrow Indenture (as amended, amended and restated, supplemented, modified or exchanged from time to time, the “Notes”).
IV. Collateral Trust Agreement. Pursuant to the collateral trust agreement dated May 26, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”) entered into by and among Wells Fargo Bank, National Association, as collateral trustee (in such capacity, the “Collateral Trustee”), the Pledgor, the Escrow Issuer, and the Guarantors set forth therein, the Collateral Trustee agreed to act as trustee for the benefit of the Secured Parties with respect to any liens granted by the Pledgor and the Guarantors pursuant to the Indenture and any other Secured Debt Documents.
V. Release of Original First Priority Mortgage and Original Second Priority Mortgage. (i) By means of public deed 63,946, dated May 26, 2011, granted before Mr. Roberto Núñez y Bandera, Notary Public 1 for the Federal District, which first notarial instrument (primer testimonio) is pending to be registered with the Telecommunications Registry and the Public Registry of Commerce due to its recent issuance, the Original First Priority Mortgage was cancelled and terminated; and (ii) by means of public deed 63,946, dated May 26, 2011, granted before Mr. Roberto Núñez y Bandera, Notary Public 1 for the Federal District, which first notarial instrument (primer testimonio) is pending to be registered with the Telecommunications Registry and the Public Registry of Commerce due to its recent issuance, the Original Second Priority Mortgage was cancelled and terminated.

VI. Release of Equity Interest Pledge. By means of (i) a Termination Agreement dated May 26, 2011 to the Equity Interest Pledge Agreement dated November 30, 2006 entered into by and between the Pledgor, the Pledgee and HSBC Bank USA, National Association, in its capacity as First Priority Collateral Trustee under that certain First Priority Collateral Trust Agreement for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement (as such terms are defined in such Equity Interest Pledge Agreement dated November 30, 2006), and (ii) a Termination Agreement dated May 26, 2011 to the Equity Interest Pledge Agreement dated November 30, 2006 entered into by and between the Pledgor, the Pledgee and Wells Fargo Bank, National Association, in its capacity as Second Priority Collateral Trustee under that certain Second Priority Collateral Trust Agreement for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement (as such terms are defined in such Equity Interest Pledge Agreement dated November 30, 2006), that certain equity interest pledge granted over the Pledged Equity Interest was cancelled and terminated.
VII. Intention of the Parties. In accordance with the terms of the Indenture, the Pledgor is entering into this Agreement in order to create a first priority lien over the Pledged Equity Interest in favor of the Pledgee, to secure in favor of the Secured Parties, the due and timely satisfaction and performance of the Secured Obligations.
Representations and Warranties
I.	Pledgor hereby represents and warrants, through its legal representatives, that:
(a)
it is a sociedad anónima de capital variable duly organized and validly existing under the laws of Mexico, as evidenced in public deed 51,371, dated June 26, 1997, granted before Mr. Miguel Alessio Robles, Notary Public 19 of the Federal District, recorded in the Public Registry of Commerce of Federal District, under commercial folio number 226,109;

(b)	it has full legal capacity and sufficient authority (corporate, organizational or otherwise) to enter into, deliver and perform its obligations under this Agreement in accordance with its terms;
(c)
it is the sole, legal and beneficial owner (and registered owner in the partners registry book of the Company) of, and has legal title to, 1 (one) equity interest with a par value of $65,427,720.00 (sixty five million four hundred and twenty seven thousand seven hundred and twenty Pesos 00/100) of which $44,490,850.00 (forty four million four hundred and ninety thousand eight hundred and fifty Pesos 00/100) corresponds to the variable portion, Series “A”, and $20,936,870.00 (twenty million nine hundred and thirty six thousand eight hundred and seventy Pesos 00/100) corresponds to the variable portion, Series “B”, of the capital of the Company (such equity interest, including any and all voting and economic rights arising from or relating thereto, shall be collectively referred to as the “Pledged Equity Interest”);

(d)
the Pledged Equity Interest (i) represents 75% (seventy five percent) of the total issued and outstanding corporate capital of the Company, on a fully diluted basis; (ii) has been duly and validly issued by the Company; (iii) is fully subscribed, paid for and released; and (iv) is free and clear of any Liens, conditions, limitations or restrictions on ownership or any other options or preemptive rights of any kind, except for such rights and limitations reflected in the by-laws of the Company which have been duly waived for purposes of entering into this Agreement;

(e)
the Pledged Equity Interest is not subject to any contracts, agreements or other documents which by their terms restrict, in any way, any assignment, transfer, voting or pledge of the Pledged Equity Interest, except as expressly provided for in the by-laws of the Company and the Mexican General Law of Commercial Companies (Ley General de Sociedades Mercantiles); and except as expressly provided for in the Public Telecommunications Network Concession (concesión de red pública de telecomunicaciones) held by the Company as well as in the Federal Telecommunications Law (Ley Federal de Telecomunicaciones) and the General Communications Law (Ley de Vías Generales de Comunicación);

(f)
except for authorizations and approvals that have been duly and validly obtained and are in full force and effect on the date hereof, it does not require any authorization or approval in order to execute this Agreement or to perfect and maintain a perfected first priority security interest over the Pledged Equity Interest or to comply with or perform the obligations assumed by it hereunder, which are legal, valid and enforceable against the Pledgor in accordance with their terms except as such enforceability may be delayed, limited or restricted by applicable concurso mercantil, quiebra, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally;

(g)
as of the date hereof, there is no pending or threatened action, claim, requirement or proceeding before any court, governmental agency, arbitrator or jurisdictional entity that adversely affects or could adversely affect the legality, validity or enforceability of this Agreement or its legal and valid title to the Pledged Equity Interest;

(h)
the entering into and performance of this Agreement does not violate or constitute a breach under (i) any provision of the organizational documents or current by-laws (estatutos sociales) of the Pledgor and/or the Company; (ii) any Mexican law, regulation, circular, order or decree of any Governmental Authority; or (iii) any concession, permit or any contractual obligation of the Pledgor and/or the Company;

(i)
the individual executing this Agreement in the name and on behalf of the Pledgor has sufficient power and authority to validly execute and deliver this Agreement on its behalf and to validly bind the Pledgor under the terms herein, as evidenced in public deed 63,941, dated May 26, 2011, granted before Mr. Roberto Núñez y Bandera, Notary Public number 1 for the Federal District, and that such powers, authority and authorizations have not been revoked, modified or limited in any manner;

(j)
it is its intention and desire to create a first priority security interest over the Pledged Equity Interest in favor of the Pledgee and for the benefit of the Secured Parties in accordance with this Agreement;

(k)
it hereby irrevocably acknowledges and recognizes that the Pledgee is acting solely as an agent for the Secured Parties with all of the rights set forth in the Collateral Trust Agreement, and that it has all the authority of an attorney-in-fact of the Secured Parties, under the terms of the Collateral Trust Agreement and the other Transaction Documents, with authority for lawsuits and collections, acts of administration and acts of ownership, and with authority to consent and execute any amendments to this Agreement, including, without limitation, the authority for bringing suit on behalf of the Secured Parties against the Pledgor, under the provisions of the Collateral Trust Agreement, and, in such case, the Pledgor hereby further irrevocably acknowledges and agrees that it will not challenge or fail to recognize the legal capacity of the Pledgee as agent for the Secured Parties. The provisions of this representation shall not in any manner whatsoever restrict the exercise of the foreclosure rights (derechos de ejecución) under this Agreement by each of the Secured Parties pursuant to the Security Documents; and

(l)
in order to secure the due and timely payment and satisfaction of the Secured Obligations, it has agreed to create the Security Interest over the Pledged Equity Interest in favor and for the benefit of the Pledgee pursuant to the terms hereof; furthermore, the Pledgor represents that it acknowledges and understands the terms of the Indenture and the Notes and the amounts owed thereunder, and agrees that the security interest created hereby constitutes a lien securing payment of such amounts.

II.	The Company hereby represents and warrants, through its legal representative and under oath, that:
(a)
it is a sociedad de responsabilidad limitada de capital variable duly organized and validly existing under the laws of Mexico, as evidenced in public deed 20,345, dated May 29, 1998, granted before Mr. José María Morera González, Notary Public number 102 for the Federal District, recorded in the Public Registry of Commerce of the Federal District, under commercial folio number 235,993;

(b)
it has full legal capacity and sufficient authority (corporate, organizational or otherwise) to enter into, deliver and perform its obligations, if any, under this Agreement in accordance with its terms;

(c)
the Pledged Equity Interest (i) represents 75% (seventy five percent) of the total issued and outstanding corporate capital of the Company, on a fully diluted basis; (ii) has been duly and validly issued by the Company; and (iii) is fully subscribed, paid for and released;

(d)
except for authorizations and approvals that have been duly and validly obtained and are in full force and effect on the date hereof, it does not require any authorization or approval in order to execute this Agreement, or to comply with or perform its obligations hereunder, if any, which are legal, valid and enforceable against it in accordance with their terms;

(e)
the entering into and performance of this Agreement does not violate or constitute a breach under any provision of the organizational documents or current by-laws (estatutos sociales) of the Company; and

(f)
the individual executing this Agreement in its name and on its behalf has sufficient power and authority to validly execute and deliver this Agreement on its behalf and to validly bind it under the terms herein, as evidenced in public deed 12,279, dated September 14, 2009, granted before Mr. Celso de Jesús Pola Castillo, Notary Public number 244 for the Federal District, and that such powers, authority and authorizations have not been revoked, modified or limited in any manner.

III.	The Pledgee hereby represents and warrants, through its legal representative, that:
(a)	it is a national banking association duly organized and existing under the laws of the United States of America; and
(b)
its representative has all necessary power and corporate authorization to execute and deliver this Agreement on its behalf, and such powers and corporate authorizations have not been revoked or limited in any way, as evidenced in public deed 63,934, dated May 25,2011, granted before Mr. Roberto Núñez y Bandera, Notary Public number 1 for the Federal District.

NOW, THEREFORE, based on the Recitals and Representations and Warranties contained herein, the parties hereto agree as follows:
First. Certain Defined Terms.
(a) As used in this Agreement, the following terms shall have the following meanings:
“Agreement” means this Equity Interest Pledge Agreement.

“Assumption Indenture” means that certain assumption indenture dated May 26, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time), entered into by and among the Escrow Issuer, the Trustee, the Pledgor and the Initial Guarantors, pursuant to which the Pledgor and the Initial Guarantors agreed to fully and unconditionally guarantee, on a joint and several senior secured basis, to each holder of the Notes and the Trustee, the payment and performance of the Escrow Issuer’s obligations under the Escrow Indenture.
“Business Day” means any day except Saturday, Sunday and any other day in which the principal office of commercial banks located in New York City, United States of America or Mexico are authorized or required by law, regulation or decree to remain closed.
“Collateral Trust Agreement” has the meaning set forth in Recital IV of this Agreement.
“Collateral Trustee” has the meaning set forth in Recital IV of this Agreement.
“Company” has the meaning specified in the preamble to this Agreement.
“Concessions” means the Existing Concessions and any other concessions granted to Satmex, as the same may be amended, modified or supplemented from time to time.
“Distributions” has the meaning specified in paragraph (c) of Clause Fourth of this Agreement.
“Dollars” or “US$” means the legal currency of the United States of America.
“Escrow Indenture” has the meaning set forth in Recital III of this Agreement
“Escrow Issuer” has the meaning set forth in Recital III of this Agreement
“Event of Default” shall have the meaning assigned to the terms “Default” and “Event of Default” in the Indenture and the meaning assigned to the term “Secured Debt Default” in the Collateral Trust Agreement; provided, however, that for purposes of this Agreement, such term shall also include if any representation made by the Pledgor hereunder shall have been false or misleading in any material respect as of the date made or deemed made.
“Existing Concessions” has the meaning set forth in Recital I of this Agreement.
“Existing Satellites” has the meaning set forth in Recital I of this Agreement.
“Floating Lien Pledge” means the floating lien pledge agreement dated the date hereof, entered into among the Pledgor, as pledgor, and the Collateral Trustee, as pledgee.

“Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any individual or entity with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or quasi-governmental issues (including any court).
“Guarantors” means the Initial Guarantors, and any other entity that becomes a guarantor of the Notes under the Indenture or otherwise.
“Indemnified Party” has the meaning specified in paragraph (b) of Clause Sixth of this Agreement.
“Indenture” means the Escrow Indenture, as supplemented by the Assumption Indenture.
“Initial Guarantors” means, collectively, Alterna’TV Corporation and Alterna’TV International Corporation.
“Law” means the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito) of Mexico.
“Lien” means, with respect to any asset, any mortgage, encumbrance, pledge, trust agreement, lien, charge or other security interest of any kind, or any other type of preferential arrangement over or with respect to such asset that has the practical effect of creating a security interest, priority, preferential arrangement or other lien over such asset, as well as any other conditions, limitations or restrictions on ownership or any other options or preemptive rights of any kind, including, without limitation, any rights of first refusal or rights of first offer, over or with respect to such asset.
“Mexico” means the United Mexican States.
“Mortgage Agreement” means the mortgage agreement dated the date hereof, entered into among the Pledgor, as mortgagor, and the Collateral Trustee, as mortgagee, pursuant to which the mortgagor created a first lien mortgage over the Mortgaged Assets.
“Mortgaged Assets” means the Orbital Concessions, the Satellites, and any other assets subject to the first priority mortgage created pursuant to the Mortgage Agreement.
“Notes” has the meaning set forth in Recital III of this Agreement.
“Orbital Concessions” has the meaning set forth in Recital I of this Agreement.
“Original First Priority Mortgage” has the meaning set forth in Recital I of this Agreement.
“Original Second Priority Mortgage” has the meaning set forth in Recital II of this Agreement.

“Permitted Transfer” means any transfer or disposition of the Pledged Equity Interest by the Pledgor expressly permitted by the Indenture or any other document or agreement entered into in connection with or as expressly permitted by the Indenture so long as such transfer or disposition is not in violation of the terms and conditions of the Indenture or such other documents or agreements.
“Person” means any individual or entity, trust, joint venture, partnership, corporation, Governmental Authority or any other entity of any nature whatsoever.
“Pesos” means the legal currency of Mexico.
“Pledged Equity Interest” has the meaning specified in Representation I(c) of this Agreement.
“Pledgee” has the meaning specified in the preamble to this Agreement.
“Pledgor” has the meaning specified in the preamble to this Agreement.
“Property Concession” has the meaning set forth in Recital I of this Agreement.
“Satellites” means the Existing Satellites and any other satellites of the Company or in which the Company has an insurable interest.
“Satmex” means Satélites Mexicanos, S.A. de C.V.
“SCT” has the meaning set forth in Recital I of this Agreement.
“Secured Debt Documents” has the meaning assigned to such term in the Collateral Trust Agreement.
“Secured Debt Representative” has the meaning assigned to such term in the Collateral Trust Agreement.
“Secured Obligations” means, jointly or separately, as the context may require, and without duplication, (i) all amounts of any nature which the Pledgor, the Escrow Issuer or the Guarantors are, or may at any time become, liable (whether actually or contingently) to pay or deliver to the Collateral Trustee, for the benefit of the Secured Parties, or any Secured Party under, pursuant to or arising out of the Indenture, the Note or any other Transaction Document; and (ii) Pledgor’s, the Escrow Issuer’s and the Guarantors’ covenants and obligations set forth in the Transaction Documents to which they are a party or by which they are bound.
“Secured Parties” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Security Documents” has the meaning assigned to such term in the Collateral Trust Agreement.

“Security Interest” has the meaning specified in paragraph (a) of Clause Second of this Agreement.
“Telecommunications Registry” has the meaning set forth in Recital I of this Agreement.
“Termination Notice” has the meaning specified in Clause Third of this Agreement.
“Transaction Documents” means this Agreement, the Indenture, the Notes, the Mortgage Agreement, the Floating Lien Pledge Agreement, the Security Documents, the Secured Debt Documents and any other agreement, document or instrument related to the foregoing documents, together with all extensions, renewals, amendments, modifications and restatements thereof.
“Trustee” has the meaning set forth in Recital III of this Agreement.
(b) Usage. The definitions in this Clause First shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise expressly indicated, and all references in this Agreement to Clauses, sections, paragraphs and Exhibits shall be deemed to be references to Clauses, sections, paragraphs and Exhibits of this Agreement, unless the context shall otherwise require. As used herein and in any certificate or other document made or delivered pursuant hereto, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings); (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights; (iv) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time; and (v) references to any statute, law or regulation shall be deemed to include any amendments thereto from time to time or any successor statute, law or regulation thereof.
Second. Pledge; Security Interest.
(a) The Pledgor hereby grants an unconditional and irrevocable first priority pledge and security interest (the “Security Interest”) to the Pledgee for the benefit of the Secured Parties in and to its Pledged Equity Interest as collateral security for the due and timely payment, performance and satisfaction when due (whether at stated maturity, by acceleration or otherwise) of any and all of the Secured Obligations.

(b) For purposes of perfecting the Security Interest over the Pledged Equity Interest pursuant to paragraph III of Article 334 of the Law, the Pledgor hereby delivers to the Pledgee (i) an executed original of this Agreement and (ii) a copy of the entry made in the partners registry book of the Company, duly certified by an authorized officer or attorney-in-fact of the Company, evidencing that, on the date hereof, the Security Interest in and to the Pledged Equity Interest has been duly recorded in the partners registry book of the Company.
(c) In accordance with Article 337 of the Law, the Pledgor and the Pledgee agree that this Agreement shall serve as receipt (resguardo) by the Pledgee of the Pledged Equity Interest.
(d) The parties hereby agree that in the event that the Pledged Equity Interest is exchanged by the Company for a new equity interest representing the corporate capital of the Pledgor in the Company, the Pledgor and the Pledgee, if required, shall execute and deliver any document that is necessary and provided to the Pledgee in order to maintain the Security Interest, substantially in the form and substance to this Agreement, at the sole expense of the Pledgor.
Third. Continuing Security Interest. The Security Interest shall be continuing and shall (i) remain in full force and effect until all of the Secured Obligations have been fulfilled pursuant to the Indenture and the other Transaction Documents; (ii) be binding upon the Pledgor and its successors and permitted assigns; and (iii) inure to the benefit of and be enforceable by the Pledgee, acting on behalf of the Secured Parties, and their respective successors and assigns. As soon as is reasonably practicable, following a written request from the Pledgor, the Pledgee, within the next 5 (five) Business Days following the receipt of the written request from the Pledgor and provided that the Pledgee has received written confirmation from the Secured Debt Representative that all of the Secured Obligations have been duly satisfied, fulfilled and discharged in full in accordance with the Indenture and the other Transaction Documents, shall deliver to the Pledgor a termination notice (the “Termination Notice”), substantially in the form attached hereto as Exhibit “A”. Upon delivery of the Termination Notice by the Pledgee to the Pledgor as herein contemplated, this Agreement shall terminate and the Security Interest shall cease, terminate and be released. The Pledgor shall be responsible for the payment of any and all costs, expenses or fees related to the cancellation of the Security Interest contemplated in this Agreement.

Fourth. Voting and Management of the Pledged Equity Interest.
(a) Unless an Event of Default shall have occurred and be continuing, the Pledgor shall have the right to exercise the voting rights pertaining to the Pledged Equity Interest in a manner that does not result in a breach of or conflict with the terms and conditions of this Agreement, the Indenture, the other Transaction Documents or the rights and remedies of the Secured Parties under this Agreement, the Indenture or the other Transaction Documents or the ability of the Pledgee to exercise any such rights; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of the Pledgee in respect of the Pledged Equity Interest or which would authorize, effect or consent to: (i) the dissolution or liquidation, in whole or in part, of the Company; (ii) the creation or granting of any Lien or other type of security interest on the Pledged Equity Interest (or any portion thereof except as otherwise permitted under the Indenture and the other Transaction Documents); (iii) the sale, transfer, conveyance or other disposition of all or part of the Pledged Equity Interest except for a Permitted Transfer; or (iv) the amendment or modification of the by-laws or other organizational documents of the Company in any way that would materially adversely affect the Pledgee and/or the Secured Parties, in each case, without the prior written consent of the Pledgee.
(b) If an Event of Default shall occur and be continuing, all rights of the Pledgor to exercise the voting and other rights and powers that the Pledgor is entitled to exercise pursuant to the foregoing provisions of paragraph (a) of this Clause Fourth shall cease, and to the extent not contrary to applicable law, all such rights shall thereupon be exercised by the Pledgee, who shall have the sole and exclusive right and authority to exercise such voting and other rights and powers; provided that the Pledgee shall have the right, but not the obligation, at any time following the existence of an Event of Default, to authorize the Pledgor in writing to exercise such rights. As a means to comply with its obligations referred to in this Clause Fourth, the Pledgor will, within 10 (ten) Business Days following the date of this Agreement, to the extent not contrary to applicable law and the Public Telecommunications Network Concession (concesión de red pública de telecomunicaciones) of Enlaces, grant and deliver to the Pledgee, a special irrevocable power of attorney (using the form attached hereto as Exhibit “B”) in terms of Article 2596 of the Federal Civil Code and its correlatives for the other States of Mexico and the Federal District, in order to allow the Pledgee to exercise such voting rights over the Pledged Shares as provided herein.
(c) To the extent it does not result in a breach of or conflict with the terms and conditions of this Agreement, the Indenture, the other Transaction Documents or the rights and remedies of the Pledgee under this Agreement, Indenture or the other Transaction Documents or the ability of the Pledgee to exercise any such rights and unless an Event of Default shall have occurred and be continuing, the Pledgor shall have the right to receive and retain any and all dividends or other capital distributions of any nature paid or payable in connection with the Pledged Equity Interest (collectively, the “Distributions”).
(d) Upon the occurrence and continuance of an Event of Default, all Distributions, whenever paid or made, shall (i) be delivered by the Company directly to the Pledgee to be applied as provided hereunder and shall, if received by the Pledgor, be received in deposit for the benefit of the Pledgee, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Pledgee in the same form as so received; and (ii) be subject to the Security Interest and considered as an integral part of the Pledged Equity Interest pursuant to this Agreement.

(e) The rights of the Pledgee hereunder shall not be conditioned or contingent upon the exercise by the Pledgee of any right or remedy against the Pledgor or any other Person which may be or become liable in respect of all or any part of the Secured Obligations or against any collateral security, guarantee or right of offset with respect thereto. The Pledgee shall not be liable for any failure to demand, collect or realize upon all or any part of the rights corresponding to the Pledged Equity Interest or for any delay in doing so, nor shall the Pledgee be under any obligation to sell or otherwise dispose of the Pledged Equity Interest upon the request of the Pledgor or any other person, or to take any other action whatsoever with regard to the Pledged Equity Interest or any part thereof. The Pledgee and the Secured Parties shall be free and clear of any liability arising from or in connection with the exercise of or failure to exercise the voting rights relating to the Pledged Shares, and shall be indemnified thereof pursuant to Clause Sixth below. The exercise of the voting rights set forth herein by the Pledgee shall not impair the exercise of any other rights of the Pledgee provided in this Agreement.
Fifth. Covenants of the Pledgor. So long as this Agreement is in effect, the Pledgor covenants and agrees (i) to not create, incur, assume, or permit to exist any Lien in favor of, or any claim of any Person with respect to, the Pledged Equity Interest, whether now held or hereafter subscribed, except for the Security Interest or as permitted under the Indenture or the other Transaction Documents; (ii) to not sell, transfer, assign, pledge, deliver, transfer in trust, grant, usufruct or otherwise dispose of, or grant any option with respect to, the Pledged Equity Interest or any interest therein except for a Permitted Transfer; (iii) to execute and deliver all documents and do such things relating to the Security Interest in order to protect and maintain the Security Interest and to protect and preserve the Pledgor’s and/or the Pledgee’s title and interest in and to the Pledged Equity Interest, and pay all costs arising from or in connection therewith; and (iv) to pay any and all taxes, assessments, and other charges of any nature which may be imposed, levied or assessed against or with respect to the Pledged Equity Interest, except for those taxes that are contested in good faith.
Sixth. Safekeeping of the Pledged Equity Interest; Indemnity.
(a) The obligations of the Pledgee with respect to the safekeeping and preservation of the Pledged Equity Interest shall be limited to the obligations imposed by the Law. Any actions carried out by the Pledgee for the safekeeping and preservation of the Pledged Equity Interest shall be at the sole expense and risk of the Pledgor.
(b) The Pledgor hereby covenants and agrees to protect, indemnify, reimburse, defend and hold the Pledgee and its affiliates, and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”), free and harmless, at Pledgor’s sole cost and expense, from and against any and all liabilities, losses, suits, proceedings, penalties, judgments, Liens, assessments, claims, damages, out-of-pocket costs, disbursements and expenses and fees of any kind (including, without limitation, fees and expenses of its attorneys and agents) incurred, which may at any time be imposed upon, incurred by or asserted against any Indemnified Party, arising from or in connection with or by reason of (including, without limitation, in connection with any litigation or proceeding or preparation of a defense in connection therewith) (i) the execution, delivery and performance of this Agreement, any amendment thereto and any of the transactions contemplated therein; (ii) the perfection and maintenance of the Security Interest created hereby; (iii) the exercise of any of the rights derived from or in connection with the Pledged Equity Interest; and (iv) the exercise by the Pledgee of any rights under and pursuant to this Agreement, but excluding any such liabilities, losses, suits, proceedings, penalties, judgments, Liens, assessments, claims, damages, costs, disbursements, expenses and fees incurred by reason of gross negligence, willful misconduct or breach of this Agreement by, the Pledgee, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Notwithstanding anything herein to the contrary, the rights, protections, immunities and indemnities afforded to the Pledgee under the Collateral Trust Agreement, shall be incorporated in this Agreement as though explicitly set forth herein.

Seventh. Events of Default.
(a) Upon the existence of an Event of Default (i) each and every right of the Pledgor to exercise or refrain from exercising any voting and other rights which it would otherwise be entitled to exercise pursuant to Clause Fourth hereof shall cease and be exercised thereafter by the Pledgee and (ii) the Pledgee is hereby expressly and irrevocably authorized by the Pledgor to foreclose upon the Pledged Equity Interest pursuant to the provisions of Clause Eighth of this Agreement, and to exercise its rights in any other manner as set forth in the Law.
(b) The Pledgor shall notify the Pledgee in writing, as soon as practicable, but in any event within 2 (two) Business Days following the date on which the Pledgor becomes aware of the occurrence and continuance of any event that constitutes, or after notice or passage of time or both would constitute, an Event of Default.
Eighth. Foreclosure.
(a) The Pledgor hereby expressly and irrevocably agrees that upon the occurrence and during the continuation of an Event of Default, the Pledgee may, at the expense of the Pledgor, foreclose upon the Security Interest and request the sale of the Pledged Equity Interest pursuant to Article 341 of the Law, or exercise its rights in any other manner as set forth in the Law, in order to seek payment of the Secured Obligations. Such sale shall be subject to the provisions set forth in the Public Telecommunications Network Concession (concesión de red pública de telecomunicaciones) held by the Company as well as in the Federal Telecommunications Law (Ley Federal de Telecomunicaciones) and the General communications Law (Ley de Vías Generales de Comunicación).
(b) The Pledgor and the Company shall take any and all actions and/or initiate any and all proceedings that may be necessary or convenient to facilitate the execution and transfer of the Pledged Equity Interest, subject to the provisions set forth in the Public Telecommunications Network Concession (concesión de red pública de telecomunicaciones) held by the Company as well as in the Federal Telecommunications Law (Ley Federal de Telecomunicaciones) and the General Communications Law (Ley de Vías Generales de Comunicación). The Pledgor further agrees to do or cause to be done all such other acts as may be necessary or convenient to expedite such sale or sales of all or any portion of the Pledged Equity Interest, and to execute and deliver such documents and take such other action so that such sale may be in compliance with applicable law. All proceeds derived from the sale of the Pledged Equity Interest shall be applied by the Pledgee to the payment of the Secured Obligations in the order required by the Transaction Documents.

(c) Due to the fact that some of the Secured Obligations are monetary obligations denominated in Dollars or in another foreign currency and payable outside of Mexico, in order to satisfy such Secured Obligations, any and all amounts in Pesos that are received by the Pledgee shall be, in the case of Secured Obligations that must be discharged in foreign currency exchanged by the Pledgee in a foreign exchange transaction into Dollars or the applicable optional currency with the financial institution selected by the Pledgee, at the most favorable exchange rate that such financial institution may offer at that time, and the currency so exchanged shall be applied by the Pledgee to the payment of such Secured Obligations pursuant to the provisions of the Indenture or the other Transaction Documents. The Pledgee shall have no liability in respect of the spot exchange rates offered by such financial institutions (which may be the Pledgee or an affiliate thereof).
(d) All distributions and amounts in the event payable to Pledgee pursuant to this Agreement or any of the Secured Obligations shall be payable at the address of the Pledgee as described in Clause Thirteenth of this Agreement. All amounts payable to Pledgee by the Pledgor shall be made in Dollars.
Ninth. Capacity of Collateral Trustee. The Pledgor (i) hereby expressly and irrevocably acknowledges that the Pledgee, in its capacity as Collateral Trustee, has all necessary appointments, legal capacity and authority to act in the name and on behalf of the Secured Parties for all matters arising from or relating to this Agreement and (ii) hereby expressly and irrevocably waives its rights to carry out any action challenging the legal existence, appointments, legal or other capacity and authority of the Pledgee to act in the name and on behalf of the Secured Parties for all matters arising from, or relating to, this Agreement.
Tenth. Taxes and Expenses.
(a) The Pledgor shall pay to the Pledgee upon demand an amount equal to all reasonable and documented costs, losses, expenses and other liabilities on a full indemnity basis (including legal fees and expenses on a full indemnity basis and goods and services and similar taxes thereon and those of the Pledgee’s agents) incurred or sustained by the Pledgee or any other Secured Party in connection with (i) the negotiation, preparation, execution, registration, delivery, administration and release of this Agreement (in accordance with the terms of the Collateral Trust Agreement); (ii) the exercise, enforcement or preservation, or attempted exercise, enforcement or preservation, of any right under this Agreement, or in suing for or recovering any amounts under this Agreement in any circumstance; and (iii) the granting of any waiver or consent under, or the giving of any variation or release of, this Agreement.
(b) The Pledgor shall pay all stamp, documentary, transaction, registration, excise, property and other like duties and taxes (including fines, interest and penalties), if any, which may be payable or determined to be payable in connection with the execution, delivery, registration, performance, exercise of any right under, or enforcement or variation of, this deed, and shall indemnify each Secured Party against all liabilities with respect to, or resulting from, any delay or omission to pay any such duties or taxes.

Eleventh. Assignments. The rights and obligations arising from this Agreement may not be assigned or transferred by the Pledgor or the Pledgee to any third party without the prior written consent of the other party; provided, however, that the Pledgee may assign or transfer, in whole or in part, its rights and obligations hereunder without the prior consent of the Pledgor to the assignee or transferee of the Pledgee under the Collateral Trust Agreement.
Twelfth. Amendments. This Agreement may not be changed, amended or modified except in a writing expressly intended for such purpose and executed by the parties hereto. The Pledgee shall not be obligated to enter into any amendment, waiver or alteration that affects the Pledgee’s own rights, duties, immunities or indemnities under the Collateral Trust Agreement or otherwise.
Thirteenth. Notices. Any notice or communication by the a party to each other is duly given if in writing, in both English and Spanish languages, and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address.

If to the Pledgor:
Satélites Mexicanos, S.A. de C.V.
Avenida Paseo de la Reforma número doscientos veintidos, pisos veinte y veintiuno, colonia Juárez, delegación Cuauhtémoc,
Distrito Federal, México, código postal 06600
Tel.: (55) 2629 5851
Fax: (55) 2629 5892
Attention: Pablo Manzur Bernabeu
If to the Pledgee:
Wells Fargo Bank, National Association
45 Broadway, 14th Floor
New York, New York 10006
Fax: 212-515-1589
Attention: Corporate Trust Services
                 Administrator for Satmex
If to the Company:
Enlaces Integra, S. de R.L. de C.V.
Tel.: (55) 2629 5851
Fax: (55) 2629 5892
Attention: Pablo Manzur Bernabeu

All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; 5 (five) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Fourteenth. Exhibits and Captions. All documents attached hereto or to which reference is made herein are hereby incorporated by reference into, and shall be deemed a part of, this Agreement. The captions and headings contained in this Agreement are for convenience only and shall in no way define, limit or describe the scope or intent (or otherwise affect the interpretation) of any provision of this Agreement.
Fifteenth. Further Assurances. The Pledgor agrees to promptly execute and deliver or cause to be executed and delivered to the Pledgee, any and all documents, instruments and agreements deemed necessary or convenient to give effect to or carry out the terms or intent of this Agreement, including, without limitation, to protect and maintain the Security Interest and to protect and preserve the Pledged Equity Interest, and pay all reasonable and documented out-of-pocket costs and expenses arising from or in connection therewith.
Sixteenth. Jurisdiction, Governing Law. For all matters relating to the interpretation and fulfillment of this Agreement, the parties hereto expressly and irrevocably submit to the applicable laws of Mexico, and to the jurisdiction of the competent courts sitting in Mexico, Federal District, Mexico, and the parties hereby expressly and irrevocably waive their rights to any other jurisdiction to which they may be entitled to by reason of their present or any future domiciles, or for any other reason.
Seventeenth. Pledgee’s Rights. Pledgee’s rights hereunder are in addition to and not in lieu of any rights created or established in its favor pursuant to applicable legislation.

IN WITNESS WHEREOF, the parties hereto execute this Agreement, on this 26th day of May, 2011.

The Pledgor:	The Pledgee:

Satélites Mexicanos, S.A. de C.V.	Wells Fargo Bank, National Association, not in its individual capacity, but solely in its capacity as Collateral Trustee

/s/ Pablo Manzur Bernabeu	/s/ Rodrigo Castelazo de la Fuente
Name: Pablo Manzur Bernabeu	Name: Rodrigo Castelazo de la Fuente
Title: Attorney-in-fact	Title: Attorney-in-fact

With the acknowledgment of:

Enlaces Integra, S. de R.L. de C.V.

By: /s/ Pablo Manzur Bernabeu
Name: Pablo Manzur Bernabeu
Title: Attorney-in-fact

Exhibit “A”
Equity Interest Pledge Agreement
Form of Termination Notice
[DATE]
Satélites Mexicanos, S.A. de C.V.
[ADDRESS]
Attention: [•]
This Termination Notice is delivered pursuant to Clause Third of the Equity Interest Pledge Agreement dated [•], 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), entered into by and between Satélites Mexicanos, S.A. de C.V., as pledgor, and Wells Fargo Bank, National Association, not in its individual capacity but solely in its capacity as Collateral Trustee pursuant to the Collateral Trust Agreement (as such term is defined in the Agreement), on behalf and for the benefit of the Secured Parties (as such term is defined in the Pledge Agreement), as pledgee, with the consent and acknowledgment of Enlaces Integra, S. de R.L. de C.V. (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.
By means of this Termination Notice, the undersigned, acting as Pledgee under the Agreement, hereby notifies you that the Collateral Trustee has received notice from the Secured Debt Representative that all the Secured Obligations have been duly satisfied, fulfilled and discharged in full in accordance with the Indenture and the other Transaction Documents and, therefore, the Agreement is hereby terminated, the Security Interest created thereby is hereby terminated and released and the termination and release of the Security Interest shall be reflected in the Company’s partners registry book.
Sincerely,
Wells Fargo Bank, National Association, not in its individual capacity, but solely as Collateral Trustee

By:
	Name:	[ ]
	Title:	Attorney-in-Fact

Exhibit A-1

Exhibit “B”
Equity Interest Pledge Agreement
Form of Power of Attorney
[To be granted before a Mexican Notary Public]

PODER ESPECIAL	SPECIAL POWER OF ATTORNEY

En la Ciudad de [•] el [•], 2011, ante mi [•], Notario Público, compareció el Señor [•] en su carácter de representante de Satélites Mexicanos, S.A. de C.V. (la “Sociedad”) una sociedad anónima de capital variable debidamente constituida y existente de conformidad con las leyes de México y expone:
In the City of [•], on [•], 2011, before me [•] Notary Public, appeared Mr. [•], in his capacity as attorney-in-fact of Satélites Mexicanos, S.A. de C.V. (the “Company”), a sociedad anónima de capital variable organized and existing pursuant to the laws of México and declared:

Que en nombre y representación de la Sociedad y de conformidad con los poderes que le confiere la Sociedad, por medio del presente otorga:	That in the name and on behalf of the Company, and in accordance with the powers conferred by the Company, hereby grants:

Un PODER ESPECIAL IRREVOCABLE con facultades de delegación en términos de los artículos 2,554 y 2,596 del Código Civil Federal y sus correlativos de los Estados de los Estados Unidos Mexicanos y el Distrito Federal, al tratarse de una obligación en un contrato bilateral, a favor de Wells Fargo Bank, National Association [las personas que sean designadas por el Acreedor Prendario], en su capacidad de Acreedor Prendario, a fin de que convoque y asista a las asambleas generales de socios de Enlaces Integra, S. de R.L. de C.V. (“Enlaces”) y vote, a través de sus representantes, la parte social propiedad de la Sociedad afectada en prenda conforme al Contrato de Prenda sobre Partes Sociales de fecha [•] de 2011 celebrado entre otras partes, por la Sociedad, como deudor prendario y Wells Fargo Bank, National Association, como acreedor prendario, (según sea adicionado o modificado de tiempo en tiempo; en lo sucesivo el “Contrato de Prenda”), en los asuntos que traten las asambleas generales de socios o que resuelvan los socios mediante resoluciones adoptadas fuera de asamblea de Enlaces para ser solo ejercido al ocurrir y mientras exista un Evento de Incumplimiento en los términos y bajo las condiciones previstas en el inciso (b) de la Cláusula Cuarta del Contrato de Prenda.
An IRREVOCABLE SPECIAL POWER OF ATTORNEY with authority to delegate such power granted pursuant to articles 2,554 and 2,596 of the Federal Civil Code and its correlative Articles of the Civil Codes of Mexico and the Federal District, as required by a bilateral agreement, in favor of Wells Fargo Bank, National Association [the persons designated by the Pledgee], individually and in its capacity as Pledgee, in order to call and attend the general partners meetings of Enlaces Integra, S. de R.L. de C.V. (“Enlaces”) and vote, through its representatives, the equity interest owned by the Company which has been pledged under the Equity Interest Pledge Agreement dated [•], 2011, entered into by, among others, the Company, as pledgor, and Wells Fargo Bank, National Association, as pledgee (as the same may be amended, modified or supplemented, from time to time, hereinafter, the “Pledge Agreement”), in the matters discussed at the general partners meetings or resolved by resolutions outside of a meeting by the partners of Enlaces, to be exercised only upon the occurrence and continuation of an Event of Default under the terms and conditions set forth in paragraph (b) of Clause Fourth of the Pledge Agreement.

Exhibit B-1

PODER ESPECIAL	SPECIAL POWER OF ATTORNEY

El poder antes mencionado estará vigente en tanto permanezca insoluta cualesquier Obligaciones Garantizadas (según se define en el Contrato de Prenda).	The above mentioned power of attorney shall be effective as long as there are any Secured Obligations (as defined in the Pledge Agreement) outstanding.

Para efectos del párrafo quinto del Artículo 2554 del Código Civil Federal, el mismo se transcribe a continuación:	For purposes of paragraph fifth of Article 2554 of the Federal Civil Code, a transcription thereof follows:

“Artículo 2554. En todos los poderes generales para pleitos y cobranzas bastará que se diga que se otorga con todas las facultades generales y las especiales que requieran cláusula especial conforme a la ley para que se entiendan conferidos sin limitación alguna.
“Article 2554. In all general powers of attorney for lawsuits and collections it shall be sufficient to say that they are granted with all the general powers and with the special powers requiring special clause in accordance with the law in order that they may be considered as granted without any limitation.

En los poderes generales para administrar bienes, bastará expresar que se dan con este carácter para que el apoderado tenga toda clase de facultades administrativas.	In general powers of attorney to administer property, it shall be sufficient to state that they are given with that character, in order that the attorneys-in-fact may have all kinds of administrative powers.

En los poderes generales, para ejercer actos de dominio, bastará que se den con ese carácter para que el apoderado tenga todas las facultades de dueño, tanto en lo relativo a los bienes, como para hacer toda clase de gestiones, a fin de defenderlos.
In general powers of attorney to exercise acts of ownership, it shall be sufficient that they be given with that character, in order that the attorneys-in-fact may have all the powers of an owner, both with respect to the property, and to take all actions to defend it.

Cuando se quisieren limitar, en los tres casos antes mencionados, las facultades de los apoderados, se consignarán las limitaciones, o los poderes serán especiales.	If in any of the aforesaid three cases it should be desired to limit the authority of the attorneys-in-fact, the limitation shall be set out, or the powers of the attorneys-in-fact shall be special powers of attorney.

Los Notarios insertarán este Artículo en los testimonios de los poderes que otorguen.”	Notaries shall insert this Article in the instruments of powers of attorney which they execute.”

EN TESTIMONIO DE LO CUAL, el presente poder se otorga como un instrumento público y se entrega el [•] de [•] de 2011.	IN WITNESS WHEREOF this power-of- attorney is executed as a Public Deed and delivered on [•], 2011.

Exhibit B-2